IMMEDIATE RELEASE

American Realty Capital Properties Announces
$900 Million Private Placement of Common Stock and Convertible Preferred Stock

Net Proceeds To Fully Fund Recently Announced Acquisitions of CapLease and GE Capital Property Portfolio

New York, New York, June 4, 2013 – American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: ARCP) announced today it has entered into definitive purchase agreements pursuant to which it agreed to sell approximately 29.4 million shares of common stock at a price of $15.47 per share for gross proceeds of $455 million, and approximately 28.4 million shares of 5.81% convertible preferred stock (“Preferred Stock”) with an aggregate liquidation preference of $445 million, in separate private placement transactions (collectively, the “Placement”). Net proceeds from the Placement of approximately $896 million will be used to fully fund working capital needs and recently announced strategic acquisitions, including a $807 million property portfolio being acquired from GE Capital and the $2.2 billion acquisition of CapLease, Inc. (NYSE: LSE).

The Placement was led by existing institutional stockholders in ARCP and is expected to close on Friday, June 7, 2013.

RCS Capital, the investment banking and capital markets division of Realty Capital Securities, LLC, and JMP Securities LLC served as co-placement agents in connection with the private placements of the common stock and the Preferred Stock.

Important Notice

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities sold in these private placements have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements.

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. The Company may disseminate important information regarding the company and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@ddcworks.com.

Contacts
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500